                                                                    EXHIBIT 11.1

                                AMERICREDIT CORP.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                (dollars in thousands, except per share amounts)

                                          Three Months Ended          Nine Months Ended
                                               March 31,                  March 31,
                                      -------------------------   -------------------------
                                        2002           2001           2002          2001
                                      -----------------------------------------------------
Weighted average shares outstanding    84,988,165    80,079,906    84,470,535    78,520,489

Incremental shares resulting from
  assumed exercise of stock options     4,521,044     6,630,080     4,864,389     6,297,229
                                      -----------------------------------------------------

Weighted average shares and
  assumed incremental shares           89,509,209    86,709,986    89,334,924    84,817,718
                                      =====================================================

NET INCOME                            $    91,624   $    60,430   $   250,957   $   151,145
                                      =====================================================

EARNINGS PER SHARE:

  Basic                               $      1.08   $      0.75   $      2.97   $      1.92
                                      =====================================================
  Diluted                             $      1.02   $      0.70   $      2.81   $      1.78
                                      =====================================================

Basic earnings per share have been computed by dividing net income by weighted average shares outstanding.

Diluted earnings per share have been computed by dividing net income by the weighted average shares and assumed incremental shares. Assumed incremental shares were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of incremental shares.